Exhibit 10.3

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is hereby entered into as of August 31, 2018 between Gastar Exploration Inc. (the "Company") and Stephen Roberts ("Executive"). This Agreement shall be effective as of the date of execution by the parties (the "Effective Date").

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to remain employed with the Company, in each case, on the terms and conditions set forth in this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.Employment.  The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company, upon the terms and subject to the conditions set forth herein for the period beginning on the Effective Date and concluding as set forth in Section 4 hereof (the "Employment Period").

2.Position and Duties.

(a)During the Employment Period, Executive will serve as Senior Vice President and Chief Operating Officer of the Company and Executive will report directly to the Chief Executive Officer of the Company (the "CEO").

(b)Executive shall have such responsibilities, duties and authorities, and will render such services for the Company and its subsidiaries or affiliates as the CEO may reasonably request from time to time. Executive's principal place of employment with the Company shall be the Company's offices in Houston, Texas, provided that Executive understands and agrees that Executive may be required to travel from time to time for business purposes.  During the Employment Period, Executive will devote substantially all of Executive's business time, energy and efforts to Executive's obligations hereunder and to the affairs of the Company; provided that the foregoing shall not prevent Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs and (ii) managing Executive's passive personal investments, in each case, so long as such activities, individually or in the aggregate, do not materially interfere with Executive's duties hereunder or create a potential business conflict.

3.Compensation and Benefits.

(a)Base Salary.  During the Employment Period, Executive's base salary shall be $385,000 per annum, payable by the Company in regular installments in accordance with the Company's general payroll practices, less taxes and other applicable withholdings, and subject to review and increase from time to time by the Board or the Compensation Committee thereof (the "Committee"), in either case, in its discretion (as modified from time to time, the "Base Salary").

(b)KEIP Period Compensation.

(i)Prepaid Retention Bonus.  The Company shall pay Executive a lump-sum cash payment equal to $497,250, less taxes and other applicable withholdings (the "Prepaid Retention Bonus"), on or before September 7, 2018, subject to the terms and conditions of the letter agreement attached hereto as Exhibit A (the "Bonus Letter").

(ii)Key Employee Incentive Program.  Executive shall participate in the Company's quarterly cash incentive program for key employees (the "KEIP") pursuant to the terms and conditions of the plan document and letter agreement attached hereto as Exhibit B during the period the KEIP is in effect (the "KEIP Period").

(c)Post-KEIP Period Compensation.

(i)Annual Bonus.  For the period beginning on July 1, 2019 and ending upon termination of the Employment Period (the "Post-KEIP Period"), Executive shall be eligible to receive an annual incentive payment (the "Annual Bonus") based on a target bonus opportunity to be established by the Board of no less than 85% of Base Salary and as may be adjusted from time to time in its sole discretion, with the actual Annual Bonus amount calculated based upon the attainment of one or more performance-based objectives established by the Board or the Committee in good faith after consultation with the Company's Chief Executive Officer. The Annual Bonus shall be subject to the terms and conditions of the annual bonus plan adopted by the Board, under which bonuses are generally payable to senior executives of the Company. Except as otherwise set forth in Section 4(b) below, the Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, but in all events no later than March 15th of the year following the year in which the Annual Bonus is earned.

(d)Equity Awards.  During the Post-KEIP Period, Executive shall be eligible to receive grants of equity-based awards as determined by the Committee and the Board in their sole discretion.

(e)Employee Benefits.  During the Employment Period, Executive shall be entitled to participate in all of the Company's benefit programs for which employees of the Company are generally eligible, subject to the eligibility and participation requirements thereof.

(f)Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company's policy on accrual and use applicable to employees as in effect from time to time.

(g)Expenses.  During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

4.Termination.

(a)The Employment Period shall terminate (i) upon ten (10) days' advance written notice of Executive's voluntary resignation without Good Reason or in accordance with the provisions set forth in Section 4(c) regarding Executive's voluntary resignation with Good Reason, (ii) immediately upon Executive's death or disability, or (iii) upon ten (10) days' advance written notice by the Company of a termination of Executive's employment with or without Cause. The date of termination of employment with the Company is referred to herein as the "Termination Date". For purposes of this Agreement, "Cause" means any of Executive's (A) breach or habitual neglect of assigned duties to the Company, including compliance with Company policies; (B) conviction (including any plea of guilty or nolo contendere) of any felony or crime involving dishonesty or moral turpitude; (C) act of personal dishonesty knowingly taken by Executive in connection with his responsibilities as an employee and intended to result in his own personal enrichment or the enrichment of any other person; (D) intentional conduct that is materially detrimental to the Company; (E) inability to perform Executive's duties due to alcohol or illegal drug use; (F) intentional failure to comply with any legal written directive of the Board; or (G) act or omission which is of substantial detriment to the Company because of Executive's intentional failure to comply with any statute, rule or regulation, except any act or omission he believes in good faith to have been in or not opposed to the best interest of the Company (without an intent to gain, directly or indirectly, a profit to which he was not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty. Notwithstanding the foregoing, Cause shall only be deemed to occur pursuant to sections (A), (D), (F) and (G) herein if the Company provides written notice to Executive of the event constituting Cause and Executive does not cure the event within sixty (60) days of receiving such notice.

(b)If the Employment Period is terminated for any reason, Executive shall be entitled to receive his (i) Base Salary through the date of termination, (ii) reimbursement of any previously unreimbursed expenses in accordance with Section 3(g) hereof, (iii) any accrued and vested amounts owed to Executive as of the Termination Date pursuant to any employee benefits plans maintained by the Company, included as set forth in Section 3(f) hereof, and (iv) subject to Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company will cover the full cost of such COBRA continuation coverage for Executive and Executive's eligible dependents until the shorter of (x) the date on which both Executive and Executive's spouse reach the age of 65 and (y) eighteen (18) months following the Termination Date (such amounts, the "Termination Benefits").

(c)Subject to Section 4(d), if the Employment Period is terminated without Cause or for Good Reason, Executive shall be entitled to receive the following payments in addition to the Termination Benefits set forth in Section 4(b): (i) a lump sum severance payment equal to the product of (A) two (2) and (B) the Base Salary at the rate in effect immediately prior to the Termination Date; and (ii) a lump sum severance payment equal to a pro-rata portion of Executive's target Annual Bonus, with such proration equal to a fraction, the numerator of which is the number of days Executive is employed by the Company in the applicable performance period and the denominator of which is the number of days in the performance period, with any amounts paid pursuant to (i) and (ii) herein (the "Severance Payments") payable to Executive through the Company's normally scheduled payroll, subject to Executive's timely execution and non-revocation of a general release and waiver of all claims against the Company substantially in the form attached as Exhibit C hereto, on the first payroll period following the earlier of ten (10) days after the effective date of the applicable release or the next payroll processing day after the Termination Date.

For purposes of this Agreement, "Good Reason" means either of the following, in each case, without Executive's consent: (i) a reduction in Executive's Base Salary or target Annual Bonus entitlement, as in effect from time to time, or (ii) a relocation of Executive's principal place of employment with the Company or its successor by more than thirty (30) miles. The occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason if Executive does not timely provide notice to the Company within thirty (30) days of the date on which Executive first becomes aware of the occurrence of that event.  The Company shall have fifteen (15) days following receipt of Executive's written notice in which to correct in all material respects the circumstances constituting Good Reason, and Executive must terminate employment within thirty (30) days following expiration of the Company's fifteen (15)-day cure period.  Otherwise, any claim of such circumstances constituting "Good Reason" shall be deemed irrevocably waived by Executive.

(d)For the avoidance of doubt, (i) terms and conditions of the clawback, if any, of the Prepaid Retention Bonus upon a termination of employment during the KEIP Period are as set forth in the Bonus Letter attached hereto as Exhibit A; (ii) payment, if any, of amounts due to Executive under the KEIP following a termination are as set forth therein in Exhibit B attached hereto; and (iii) the payment of all Termination Benefits and/or Severance Payments upon termination of employment during the KEIP Period shall be subject to the rules set forth in Title 11 of the U.S. Code and may not be permissible in whole or in part.

(e)Notwithstanding the foregoing, if Executive fails to cure a material  breach of Executive's obligations under Section 5 and Section 6 of this Agreement within 20 days of written notice from the Company, the Company may immediately cease the Severance Payments .  The cessation of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

(f)Except as otherwise set forth herein and subject to the terms of the KEIP, the Company and its subsidiaries and affiliates shall have no further obligations hereunder or otherwise with respect to Executive's employment from and after the Termination Date, and the Company and its subsidiaries and affiliates shall continue to have all other rights available hereunder (including, without limitation, all rights hereunder at law or in equity).

(g)In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by a subsequent employer.

(h)Notwithstanding this Section 4, if Executive is entitled to receive severance benefits under the Gastar Exploration, Ltd. Employee Change of Control Severance Plan ("CIC Plan"), as in effect on the Effective Date, Executive shall not receive severance benefits under Section 4.  If the CIC Plan is not applicable as a result of the circumstances regarding Executive's termination of employment with the Company, Executive shall be eligible to receive severance benefits under only this Agreement, to the extent applicable. In the event Executive is not eligible to receive severance benefits under the CIC Plan or this Agreement, nothing herein precludes Executive's eligibility for severance benefits under any other Company severance plan or as may be required by law.

5.Confidentiality.  During the course of Executive's employment with the Company, Executive will have access to Confidential Information. For purposes of this Agreement, "Confidential Information" means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. For the avoidance of doubt, Confidential Information shall not include general knowledge of the oil and gas industry. Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive's assigned duties and for the benefit of the Company, either during the period of Executive's employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company's and its subsidiaries' and affiliates' part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive's employment by the Company (or any predecessor). The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Executive; (b) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (c) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

6.Nonsolicitation. In the event of a termination described in Section 4(c), for a period of twelve (12) months following the Termination Date, Executive agrees that Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or soliciting any such employee. An employee shall be deemed covered by this Section 6 while so employed or retained and for a period of six (6) months thereafter.

7.Trade Secrets. 18 U.S.C. § 1833(b) provides: "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

8.Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be not required to notify the Company that such reports or disclosures have been made.

9.Notices.  Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chief Executive Officer or Chairman of the Board (with a copy to the General Counsel of the Company), or to such other address as either party may specify by notice to the other actually received.

10.Complete Agreement.  This Agreement embodies the complete agreement and understanding among Executive and the Company and its subsidiaries and, as of the Effective Date, shall supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.No Assignment.  This Agreement is personal to each of the parties hereto, and no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto.

12.Counterparts; Delivery by Facsimile or PDF.  This Agreement may be executed in separate counterparts (including by facsimile or PDF signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

13.Withholding Taxes.  The Company may withhold from any and all amounts payable to Executive hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and as specified by Executive's W-4.

14.Governing Law.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the state of Texas without giving effect to provisions thereof regarding conflict of laws.

15.Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND EXECUTIVE FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH THEIR RESPECTIVE LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

16.Amendment and Waiver.  Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17.Liability Insurance and Indemnification. The Company represents and warrants that it has in place directors and officers liability insurance policies (the "D & O Insurance Policies"), naming Executive as an insured against any and all claims, actions, causes of action, lawsuits or investigations which could be brought against Executive in his capacity as Senior Vice President and Chief Operating Officer of the Company, subject only to the specific exclusions set forth in said policies, including without limitation, any exclusion for fraud, willful misconduct, or misrepresentation. For the period of time for which Executive is an employee of the Company, Company shall maintain these policies and timely pay all premiums due under these policies. The Company shall acquire such "tail" or other policies of insurance to continue the coverage of Executive, should he no longer be employed by the Company to cover any subsequent claims, actions, lawsuits, causes of action or investigations brought against Executive while in the capacity of Senior Vice President and Chief Operating Officer of the Company. The Company shall indemnify and hold Executive harmless from any action, claim, lawsuit, cause of action or investigation brought against Executive as the Senior Vice President and Chief Operating Officer of the Company, regardless of whether the D & O Insurance Policies are in place, and regardless of whether Executive has left the employ of the Company as Senior Vice President and Chief Operating Officer or otherwise. This agreement by the Company to indemnify and hold Executive harmless shall include the Company's obligation to pay all damages, injuries and penalties incurred by Executive or against Executive, and Executive's costs and reasonable attorneys' fees. This agreement to indemnify and hold harmless shall not apply if and only if Executive is convicted of a felony which is affirmed on appeals or is not appealed, or is found guilty, by final verdict, of fraud or willful misconduct.

18.Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (a) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanges for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any table year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

GASTAR EXPLORATION INC.

By:	/s/ Michael A. Gerlich
Name:	Michael A. Gerlich
Title:	SVP & CFO
Date:	September 7, 2018

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

Accepted and Agreed:

/s/ Stephen Roberts
Name:	Stephen Roberts
Date:	September 7, 2018

EXHIBIT A

BONUS LETTER

EXHIBIT B

KEY EMPLOYEE INCENTIVE PLAN

EXHIBIT C

GENERAL RELEASE

I, Stephen Roberts, in consideration of and subject to the performance by [Company] (together with its subsidiaries, the "Company"), of its obligations under the Employment Agreement dated as of August 31, 2018 (the "Agreement"), which are further described on Schedule A attached hereto, do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the "Company Released Parties") to the extent provided below (this "General Company Release").  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement. The Company and I may be referred to herein each as a "Party" and together as the "Parties."

The Company, in consideration of and subject to the performance by me of my obligations under the Agreement, does hereby release and forever discharge as of the date hereof myself, Stephen Roberts, and my present, former and future heirs, executors, administrators, agents, representatives, successors and assigns (collectively, the "Employee Released Parties") to the extent provided below (the "General Employee Release").

The General Company Release and the General Employee Release are referred to together hereinafter as this "Mutual General Release," and the Company Released Parties and the Employee Released Parties are referred to hereinafter as the "Released Parties."

1.My employment or service with the Company and its affiliates terminated as of [________], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred).  I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Company Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Section 4 of the Agreement unless I execute this General Company Release and do not revoke this General Company Release within the time period permitted hereafter.  I understand and agree that such payments and benefits are subject to Section 5 and Section 6 of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Company Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Company Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Company Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Company Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "Employee Claims").

In exchange for my waiver and release of claims against the Company Released Parties, and non-revocation of any portion of that release, the Company expressly waives and releases any and all claims against me that may be waived and released by law, with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the execution of the General Release; (ii) material breach of any terms and conditions of the Agreement that are not known by the Board at this time; (iii) any criminal activities or intentional misconduct occurring during my employment with the Company; and (iv) material breach of any fiduciary duty to the Company (all of the foregoing collectively referred to herein as the "Company Claims"; the Employee Claims and Company Claims are hereinafter referred to together as the "Claims").

3.The Parties represent that they have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors' and officers' liability insurance coverage or any right of indemnification under the Company's organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.In signing this Mutual General Release, the Parties acknowledge and intend that each General Release shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  The Parties expressly consent that this Mutual General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  The Parties acknowledge and agree that these waivers are essential and material terms of this Mutual General Release and that without such waivers the Parties would not have agreed to the terms of the Agreement.  The Parties further agree that in the event that one Party should bring a Claim seeking damages against the other Party, or in the event that a Party should seek to recover against the other Party in any Claim brought by a governmental agency on a Party's behalf, the Party's General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  The Parties further agree that they are not aware of any pending claim of the type described in paragraph 2 above as of the execution of this Mutual General Release.

7.The Parties agree that neither this Mutual General Release, nor the furnishing of the consideration for this Mutual General Release, shall be deemed or construed at any time to be an admission by either Party or by any of the Released Parties of any improper or unlawful conduct.

8.The Parties agree that this Mutual General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this Mutual General Release or the Agreement, except, as to me, my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and as to the Company, to its Board, and to its management tax, legal or other counsel as reasonably necessary, and the Parties will instruct each of the foregoing third parties not to disclose the same to anyone.

9.Any non‑disclosure provision in this Mutual General Release does not prohibit or restrict the Parties or their attorneys from responding to any inquiry about this Mutual General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self‑regulatory organization or any governmental entity.

10.I hereby acknowledge that Sections 6 through 18 of the Agreement shall survive my execution of this Mutual General Release.

11.The Parties represent that they are not aware of any claims by them other than the Claims that are released by this Mutual General Release.  The Parties acknowledge that they may hereafter discover claims or facts in addition to or different than those which they now know or believe to exist with respect to the subject matter of the releases set forth in paragraph 2 above and which, if known or suspected at the time of entering into this Mutual General Release, may have materially affected this Mutual General Release and the Parties' decision to enter into them.

12.Notwithstanding anything in this Mutual General Release to the contrary, this Mutual General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach of the Agreement by a Party or by any Released Party after the date hereof.

13.Whenever possible, each provision of this Mutual General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Mutual General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Mutual General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THE EMPLOYEE GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;
(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(v)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21‑DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, AND THAT THIS

RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

EXECUTIVE

By:
Name:	Stephen Roberts
Date:

GASTAR EXPLORATION INC.

By:
Name:
Title:
Date: